Exhibit 99.1

October 16, 2008

A. O. Smith announces third quarter earnings of $0.70 per share;

increases and narrows 2008 guidance to $2.80 to $2.90 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter earnings of $21.4 million or $0.70 per share on revenue of $602.7 million.

Third quarter earnings per share were $0.70 compared with $0.79 per share in the third quarter of 2007. Third quarter 2007 earnings included a non-recurring tax benefit of $3.1 million or $0.10 per share.

“In the third quarter, we continued to see strength from our commercial and Chinese businesses in spite of the very difficult conditions in the broader economy,” Paul Jones, chairman and chief executive officer, said. “Also, we generated more than $55 million in operating cash flow during the quarter and reduced our leverage ratio to less than 30 percent of our capital.”

“Based on our strong performance in the third quarter and the confidence in our operating units’ ability to manage costs in spite of market volatility, we increased and narrowed our 2008 guidance from our previous estimate of $2.70 to $2.85 per share to earnings of between $2.80 and $2.90 per share.”

For the first nine months of 2008, the company earned $75.2 million or $2.48 per share on sales of $1.80 billion. For the same nine-month period in 2007, the company earned $71.2 million or $2.29 per share on sales of $1.74 billion.

Water Products Company

Third quarter 2008 sales of $372.1 million in the Water Products business were approximately 11 percent higher than in the third quarter of last year. Strong sales of commercial water heaters, continued growth in China, and pricing actions related to higher steel costs more than offset continued weakness in the residential market segment.

Sales in China increased approximately 26 percent to $44.1 million in the third quarter compared with last year. The company’s plant expansion project in Nanjing, which will more than double residential water heater capacity by the end of 2009, remains on schedule.

Third quarter operating earnings for the Water Products business of $32.8 million were slightly lower than the third quarter of last year. Lower residential volumes and higher steel costs more than offset the higher sales of commercial product and the impact from pricing actions. Operating profit margin declined to 8.8 percent from 10 percent last year.

Electrical Products Company

Electrical Products Company’s third quarter sales were $231.9 million, compared with $220.1 million in the third quarter of 2007. Higher global sales of commercial product and improved pricing related to raw material cost increases helped to offset lower motor volumes in housing-related markets.

Operating earnings in the third quarter were $10.7 million and included $2.1 million in charges for restructuring activities. Operating earnings were $12.7 million in the third quarter of 2007. Operating margins declined from 5.8 percent last year to 4.6 percent this year as a result of restructuring activities and lower volumes.

Electrical Products’ repositioning program remains on schedule, and the company expects to close the Mebane, N.C. and Scottsville, Ky. plants by the end of this year, as previously announced. The company anticipates cost savings of $5 million in 2008 and annual savings of $20 million beginning in 2009.

Outlook

“Because of our strong performance in the third quarter, and despite the difficult economic environment we are facing in the fourth quarter, we have increased and narrowed our 2008 earnings guidance to between $2.80 and $2.90 per share from our previous estimate of $2.70 to $2.85 per share. This estimate includes the approximately $0.25 per share of expense related to restructuring in our Electrical Products unit,” Jones pointed out. “We are very pleased with the flexibility our management teams have demonstrated to manage through these unprecedented economic times. However, we face headwinds going forward, including lower commercial volumes and higher raw material costs that are being only partially recovered. Finally, the uncertainty with regard to the economy’s stability continues to cloud our visibility.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; further weakening in housing construction; the potential for weakening in commercial construction; a slowdown in the Chinese economy; expected restructuring costs and savings realized; or further adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2007 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2008	2007	2008	2007
Net sales	$602.7	$553.5	$1,796.3	$1,742.2
Cost of products sold	479.1	433.4	1,398.5	1,364.5

Gross profit	123.6	120.1	397.8	377.7
Selling, general and administrative	86.6	84.6	274.6	263.3
Restructuring and other charges	2.1	0.3	6.2	3.1
Interest expense	4.5	6.8	15.0	20.6
Other expense / (income)	1.5	(0.7)	1.4	(1.0)

	28.9	29.1	100.6	91.7
Tax provision	7.4	4.4	25.1	20.5

Earnings before equity loss in joint venture	21.5	24.7	75.5	71.2
Equity loss in joint venture	(0.1)	—	(0.3)	—

Net Earnings	$21.4	$24.7	$75.2	$71.2

Diluted Earnings Per Share of Common Stock	$0.70	$0.79	$2.48	$2.29

Average Common Shares Outstanding (000’s omitted)	30,367	31,170	30,279	31,088

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30 2008	December 31 2007
ASSETS:
Cash and cash equivalents	$27.6	$37.2
Receivables	423.0	415.1
Inventories	298.5	261.8
Deferred income taxes	41.0	34.0
Other current assets	19.2	19.5

Total Current Assets	809.3	767.6
Net property, plant and equipment	416.6	421.1
Goodwill and other intangibles	593.8	599.5
Other assets	52.4	66.2

Total Assets	$1,872.1	$1,854.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$297.5	$305.6
Accrued payroll and benefits	50.5	48.4
Product warranties	41.0	35.9
Long-term debt due within one year	18.5	15.6
Other current liabilities	84.1	67.1

Total Current Liabilities	491.6	472.6
Long-term debt	328.9	379.6
Other liabilities	163.6	170.2
Pension liabilities	24.7	39.7
Deferred income taxes	40.7	34.5
Stockholders’ equity	822.6	757.8

Total Liabilities and Stockholders’ Equity	$1,872.1	$1,854.4

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2008	2007
Operating Activities
Net Earnings	$75.2	$71.2
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	50.3	50.4
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(41.3)	(25.3)
Noncurrent assets and liabilities	(8.6)	(2.6)
Other	3.4	1.1

Cash Provided by Operating Activities	79.0	94.8

Investing Activities
Capital expenditures	(44.4)	(41.5)
Proceeds from sale of restricted marketable securities	12.0	—

Cash Used in Investing Activities	(32.4)	(41.5)

Financing Activities
Long-term debt repaid	(40.5)	(29.4)
Purchases of treasury stock	—	(7.8)
Net proceeds from stock option activity	0.9	10.3
Dividends paid	(16.6)	(15.9)

Cash Used in Financing Activities	(56.2)	(42.8)

Net increase / (decrease) in cash and cash equivalents	(9.6)	10.5
Cash and cash equivalents—beginning of period	37.2	25.8

Cash and Cash Equivalents—End of Period	$27.6	$36.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2008	2007	2008	2007
Net sales
Water Products	$372.1	$334.5	$1,105.0	$1,044.2
Electrical Products	231.9	220.1	694.9	701.6
Inter-Segment Sales	(1.3)	(1.1)	(3.6)	(3.6)

	$602.7	$553.5	$1,796.3	$1,742.2

Operating earnings
Water Products (1)	$32.8	$33.6	$105.1	$104.8
Electrical Products (2)	10.7	12.7	44.3	41.1
Inter-Segment earnings	—	—	(0.1)	(0.1)

	43.5	46.3	149.3	145.8
Corporate expenses (3)	(10.2)	(10.4)	(34.0)	(33.5)
Interest expense	(4.5)	(6.8)	(15.0)	(20.6)

Earnings before income taxes	28.8	29.1	100.3	91.7

Tax provision	7.4	4.4	25.1	20.5

Net Earnings	$21.4	$24.7	$75.2	$71.2

(1) includes equity loss in joint venture of:	$(0.1)	$—	$(0.3)	$—
(2) includes pretax restructuring and other charges of:	$2.1	$0.3	$5.9	$1.6
(3) includes pretax restructuring and other charges of:	$—	$—	$0.3	$1.5